EXHIBIT 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Nine Months Ended January 24,			Fiscal Year (1)
	2009	2008	2007	2006	2005	2004
Earnings
Income before income taxes -
Continuing operations	$75,782	$73,941	$65,693	$30,829	$70,529	$65,397
Discontinued operations	—	(10,230)	(34,438)	(29,572)	(205)	1,315

Subtotal	75,782	63,711	31,255	1,257	70,324	66,712
Plus:
Fixed charges	17,738	23,322	25,631	22,776	16,301	21,100
Amortization of capitalized interest	54	72	36	49	48	48
Less interest capitalized during period	(145)	(272)	(336)	—	—	—

	$93,429	$86,833	$56,586	$24,082	$86,673	$87,860

Fixed Charges
Interest (expensed or capitalized)	$13,911	$18,157	$21,149	$17,951	$11,623	$16,564
Estimated portion of rent expense representative of interest	2,298	3,206	3,117	3,511	3,291	2,797
Amortization of deferred financing fees	1,529	1,959	1,365	1,314	1,387	1,739

	$17,738	$23,322	$25,631	$22,776	$16,301	$21,100

Ratio of earnings to fixed charges	5.3	3.7	2.2	1.1	5.3	4.2

(1)	All fiscal years presented were 52 weeks, except for fiscal 2005, which had 53 weeks.